Exhibit 10.2

SEVERANCE AGREEMENT

SEVERANCE AGREEMENT (this “Agreement”), dated as of July 6, 2016, by and between TheStreet, Inc., a Delaware corporation (the “Company” or “TheStreet”), and David Callaway (“Mr. Callaway” and together with the Company, each a “Party” and collectively the “Parties”).

WHEREAS, the Company desires that Mr. Callaway enter into this Agreement, and Mr. Callaway desires to enter into this Agreement, on the terms and conditions set forth herein;

WHEREAS, the Company granted Mr. Callaway 1,000,000 stock options pursuant to a stock option agreement, dated July 6, 2016 (the “Equity Agreements”);

WHEREAS, Mr. Callaway agreed to be bound by certain restrictive covenants in the Equity Agreements; and

NOW THEREFORE, the parties hereto agree as follows:

Section 1. Severance Benefits.

(a)         General Severance. In the event that the Company (or Successor (as defined below), if applicable) terminates Mr. Callaway’s employment with the Company (or Successor, if applicable) without Cause (as defined in the Equity Agreements), then Mr. Callaway shall be entitled to the following severance benefits:

(A) pay Mr. Callaway an amount equal to twelve (12) months of his base salary (at the annual rate in effect immediately prior to termination, but in no event less than Mr. Callaway’s original annual salary of $500,000); and

(B) If Mr. Callaway elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for himself and his eligible dependents, within the time period prescribed pursuant to COBRA, the Company will reimburse Mr. Callaway for (or pay directly) the COBRA premiums for such coverage (at the coverage levels in effect immediately prior to Mr. Callaway’s termination) until the earlier of (x) a period of twelve (12) months from the last date of employment with the Company, or (y) the date upon which he and/or his eligible dependents becomes covered under similar plans. COBRA reimbursements will be made by the Company to Mr. Callaway consistent with the Company’s normal expense reimbursement policy and will be taxable to the extent required to avoid adverse consequences to Executive or the Company under either Code Section 105(h) or the Patient Protection and Affordable Care Act of 2010.; and

For purposes of this Agreement, “Successor” shall mean any person or entity that acquires all or substantially all of the Company’s assets or into which the Company is merged or combined with the Company ceasing to exist (or the successor to any such entity, whether by merger, assignment or otherwise).

(b)        Payment of Benefits. Subject to Section 15, if Mr. Callaway becomes entitled to a payment under Section 1(a)(A)(i), the Company (or Successor, if applicable) shall pay Mr. Callaway the applicable amount in accordance with the Company’s then current payroll schedule, less applicable taxes, commencing the pay period immediately following Mr. Callaway’s date of termination.

Section 2. Parachute Payment Limitation.

Anything in this Agreement or the Equity Agreements to the contrary notwithstanding, in the event that:

(a)      the aggregate payments or benefits to be made or distributed by the Company or its affiliates to or for the benefit of Mr. Callaway (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) which are deemed to be parachute payments as defined in Internal Revenue Code (“Code”) Section 280G or any successor thereto (the “Change of Control Benefits”) would be deemed to include an “excess parachute payment” under Code Section 280G; and

(b)      if such Change of Control Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times Mr. Callaway’s “base amount,” as determined in accordance with Code Section 280G and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax times the Non-Triggering Amount would be greater than the aggregate value of the Change of Control Benefits (without such reduction) minus (x) the amount of tax required to be paid by Mr. Callaway thereon by Code Section 4999 and further minus (y) the product of the Change of Control Benefits times the marginal rate of any applicable state and federal income tax, then the Change of Control Benefits shall be reduced to the Non-Triggering Amount. Any reduction made pursuant to this Section 2(b) shall be made in accordance with the following order of priority: (i) stock options whose exercise price exceeds the fair market value of the optioned stock (“Underwater Options”), (ii) Full Credit Payments (as defined below) that are payable in cash, (iii) non-cash Full Credit Payments that are taxable, (iv) non-cash Full Credit Payments that are not taxable, (v) Partial Credit Payments (as defined below) and (vi) non-cash employee welfare benefits. In each case, reductions shall be made in reverse chronological order such that the payment or benefit owed on the latest date following the occurrence of the event triggering the excise tax will be the first payment or benefit to be reduced (with reductions made pro-rata in the event payments or benefits are owed at the same time). “Full Credit Payment” means a payment, distribution or benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, that if reduced in value by one dollar reduces the amount of the parachute payment (as defined in Code Section 280G) by one dollar, determined as if such payment, distribution or benefit had been paid or distributed on the date of the event triggering the excise tax. “Partial Credit Payment” means any payment, distribution or benefit that is not a Full Credit Payment. In no event shall Mr. Callaway have any discretion with respect to the ordering of payment reductions.

Section 3. Certain Covenants.

In partial consideration for the right to receive the benefits described in Section 1, Mr. Callaway agrees as follows. For avoidance of doubt, the covenants set forth below are independent of the covenants set forth in the Equity Agreements and any covenants that may be set forth in any subsequent written agreements between the Parties:

(a)       Non-competition. During her/his employment by the Company or any subsidiary and through the end of twelve (12) months after the cessation of her/his employment with the Company or any subsidiary, Mr. Callaway will not engage in a Competitive Activity (as defined below) with the Company or any of its subsidiaries. As used herein, “Competitive Activity” means Mr. Callaway’s service as a director, officer, employee, principal, agent, stockholder, member, owner or partner of, or Mr. Callaway permitting her/his name to be used in connection with the activities of, any other business or organization anywhere in the United States, or in any other geographic area in which the Company or any of its subsidiaries operates or with respect to which the Company provides financial news and commentary coverage (or from which such other business or organization provides financial news and commentary coverage of the United States), which engages in a business that competes with any business in which the Company or any subsidiary is engaged (a “Competing Business.) Notwithstanding the foregoing, Mr. Callaway may work in a non-competitive business of a company which is carrying on a Competing Business.

(b)      Non-solicitation of Employees. During her/his employment by the Company or any subsidiary and through the end of one (1) year after the cessation of her/his employment with the Company or any subsidiary, Mr. Callaway will not solicit for employment or hire, in any business enterprise or activity, any employee of the Company or any subsidiary who was employed by the Company or a subsidiary during Mr. Callaway’s period of employment by the Company or a subsidiary; provided that (a) the foregoing shall not be violated by any general advertising not targeted at any Company or subsidiary employees nor by Mr. Callaway serving as a reference upon request, and (b) Mr. Callaway may solicit and hire any one or more former employees of the Company or its subsidiaries who had ceased being such an employee for a period of at least six (6) months prior to any such solicitation or hiring.

(c)      Non-solicitation of Clients and Vendors. During her/his employment by the Company or any subsidiary and through the end of one (1) year after the cessation of her/his employment with the Company or any subsidiary, Mr. Callaway will not solicit, in any business enterprise or activity, any client, customer, licensee, licensor, third-party service provider or vendor (a “Business Relation”) of the Company or any subsidiary who was a Business Relation of the Company or any subsidiary during Mr. Callaway’s period of employment by the Company or any subsidiary to (i) cease being a Business Relation of the Company or any subsidiary or (ii) become a Business Relation of a Competing Business unless (without you having solicited such third party to cease such relationship) such third party ceased being a Business Relation of the Company or any subsidiary for a period of at least six (6) months prior to such solicitation.

(d)      The parties acknowledge that the restrictions contained in this Section 3 are a reasonable and necessary protection of the immediate interests of the Company, and any violation of these restrictions could cause substantial injury to the Company and that the Company would not have entered into this Agreement, without receiving the additional consideration offered by Mr. Callaway in binding her/himself to these restrictions. In the event of a breach or threatened breach by Mr. Callaway of any of these restrictions, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining Mr. Callaway from such breach or threatened breach; provided, however, that the right to apply for an injunction shall not be construed as prohibiting the Company from pursuing any other available remedies for such breach or threatened breach.

Section 4. Notices.

Unless otherwise provided herein, any notice, exercise of rights or other communication required or permitted to be given hereunder shall be in writing and shall be given by overnight delivery service such as Federal Express or personal delivery against receipt, or mailed by registered or certified mail (return receipt requested), to the party to whom it is given at, in the case of the Company, General Counsel/Compensation Committee Chair, TheStreet, Inc., 14 Wall Street, 15th Floor, New York, NY 10005, or, in the case of Mr. Callaway, at her/his principal residence address as then reflected on the records of the Company or such other address as such party may hereafter specify by notice to the other party hereto. Any notice or other communication shall be deemed to have been given as of the date so personally delivered or transmitted by telecopy or like transmission or on the next business day after sent by overnight delivery service for next business day delivery or on the fifth business day after sent by registered or certified mail.

Section 5. Representations.

The Company hereby represents and warrants that the execution and delivery of this Agreement and the performance by the Company of its obligations hereunder have been duly authorized by all necessary corporate action of the Company.

Section 6. Amendment.

This Agreement may be amended only by a written agreement signed by the parties hereto.

Section 7. Binding Effect.

The rights and duties under this Agreement are not assignable by Mr. Callaway other than as a result of her/his death. None of Mr. Callaway’s rights under this Agreement shall be subject to any encumbrances or the claims of Mr. Callaway’s creditors. This Agreement shall be binding upon and inure to the benefit of the Company and any successor organization which shall succeed to the Company by merger or consolidation or operation of law, or by acquisition of all or substantially all of the assets of the Company.

Section 8. Governing Law.

This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York applicable to contracts to be performed wholly within the state and without regard to its conflict of laws provisions that would defer to the laws of another jurisdiction.

Section 9. Severability.

If any provision of this Agreement shall for any reason be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not be affected or impaired thereby. Moreover, if any one or more of the provisions of this Agreement shall be held to be excessively broad as to duration, activity or subject, such provisions shall be construed by limiting and reducing them so as to be enforceable to the maximum extent allowable by applicable law. To the extent permitted by applicable law, each party hereto waives any provision of law that renders any provision of this Agreement invalid, illegal or unenforceable in any way.

Section 10. Execution in Counterparts.

This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same instrument.

Section 11. Entire Agreement.

This Agreement, together with the Equity Agreements, sets forth the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof and thereof.

Section 12. Titles and Headings.

Titles and headings to Sections herein are for purposes of reference only, and shall in no way limit, define or otherwise affect the meaning or interpretation of any of the provisions of this Agreement.

Section 13. Consent to Jurisdiction.

The parties hereto each hereby irrevocably submit to the exclusive jurisdiction of any New York State or Federal court sitting in the Borough of Manhattan, City of New York in any action or proceeding to enforce the provisions of this Agreement, and waives the defense of inconvenient forum to the maintenance of any such action or proceeding.

Section 14. No Duty to Mitigate.

Mr. Callaway shall have no duty to mitigate or have any off-set made against amounts payable by the Company to Mr. Callaway hereunder.

Section 15. Release.

As a condition to the obligation of the Company to make the payments provided for in this Agreement and otherwise perform its obligations hereunder to Mr. Callaway upon termination of Mr. Callaway’s employment (other than due to her death), Mr. Callaway or her legal representatives shall deliver to the Company a written release, substantially in the form attached hereto as Exhibit A (the “Release”), which must become effective no later than the sixtieth (60th) day following Mr. Callaway’s termination of employment (the “Release Deadline”), and if not, Mr. Callaway will forfeit any right to severance payments or benefits under this Agreement. To become effective, the Release must be executed by Mr. Callaway and any revocation periods (as required by statute, regulation, or otherwise) must have expired without Mr. Callaway having revoked the Release. In addition, in no event will severance payments or benefits be paid or provided until the Release actually becomes effective. If the termination of employment occurs at a time during the calendar year where the Release Deadline could occur in the calendar year following the calendar year in which Mr. Callaway’s termination of employment occurs, then any severance payments or benefits under this Agreement that would be considered deferred compensation not exempt under Section 409A (as defined below) will be paid on the first payroll date to occur during the calendar year following the calendar year in which such termination occurs, or such later time as required by (i) the date the Release becomes effective, or (iii) Section 16, provided that the first payment shall include all amounts that would have been paid to Mr. Callaway if payment had commenced on the date of Mr. Callaway’s termination of employment.

Section 16. Section 409A.

(a) Notwithstanding anything to the contrary in this Agreement, no severance pay or benefits to be paid or provided to Mr. Callaway, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation not exempt under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Mr. Callaway has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Mr. Callaway, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Mr. Callaway has a “separation from service” within the meaning of Section 409A. For purposes of this Agreement, “Section 409A” means Section 409A of the Internal Revenue Code of 1986, as amended or any regulations or Treasury guidance promulgated thereunder (“Section 409A”).

(b) Notwithstanding any provision of this Agreement to the contrary, if Mr. Callaway is a “specified employee” as determined by the Board or the Compensation Committee of the Board in accordance with Section 409A, Mr. Callaway shall not be entitled to any Deferred Payments until the earlier of (i) the date which is six (6) months and one (1) day after her/his termination of employment for any reason other than death (except that during such six (6) month period Mr. Callaway may receive total payments from the Company that do not exceed the amount specified in Treas. Reg. Section 1.409A-1(b)(9) or that constitute a short-term deferral within the meaning of Section 409A), or (ii) the date of her death.

(c) The foregoing provisions are intended to be exempt from or comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities or ambiguous terms herein will be interpreted to be exempt or so comply. If any provision of this Agreement or of any award of compensation, including equity compensation or benefits would cause Mr. Callaway to incur any additional tax or interest under Section 409A, the parties agree to negotiate in good faith to reform such provision in such manner as to maintain, to the maximum extent practicable, the original intent and economic terms of the applicable provision without violating the provisions of Section 409A.

(d) To the extent that reimbursements or in-kind benefits under this Agreement constitute non-exempt “nonqualified deferred compensation” for purposes of Section 409A, (1) all reimbursements hereunder shall be made on or prior to the last day of the calendar year following the calendar year in which the expense was incurred by Mr. Callaway, (2) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (3) the amount of expenses eligible for reimbursement or in-kind benefits provided in any calendar year shall not in any way affect the expenses eligible for reimbursement or in-kind benefits to be provided, in any other calendar year.

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(e) Notwithstanding any provision of this Agreement to the contrary, to the extent any compensation or award which constitutes deferred compensation within the meaning of Section 409A shall vest upon the occurrence of a Change of Control and such Change of Control does not constitute a “change in the ownership or effective control” or a “change in the ownership of a substantial portion of the assets” of the Corporation within the meaning of Section 409A, then notwithstanding such vesting, payment will be made to Mr. Callaway on the earliest of (i) Mr. Callaway’s “separation from service” with the Company (determined in accordance with Section 409A) or, if Mr. Callaway is a specified employee within the meaning of Section 409A, such later date as provided in paragraph (b) of this Section 16, (ii) the date payment otherwise would have been made, or (iii) Mr. Callaway’s death.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of July 6,2016.

David Callaway

THESTREET, INC.

By:
Name:	Larry Kramer
Title:	Chairman and interim Chief Executive Officer

EXHIBIT A

Form of Release

This Release (this “Release”) is entered into by __________ (“________”) and TheStreet, Inc., a Delaware corporation (the “Company”), effective as of [DATE] (the “Effective Date”).

In consideration of the promises set forth in the Severance Agreement between ________ and the Company, dated as of _______, 201_ (the “Agreement”), ________ and the Company agree as follows:

1.             General Releases and Waivers of Claims.

(a)  ________’s Release of Company. In consideration of the payments and benefits provided to ________ under the Agreement and after consultation with counsel, ________ on behalf of him/herself and each of her/his respective heirs, executors, administrators, representatives, agents, successors and assigns (collectively, the “________ Parties”) hereby irrevocably and unconditionally release and forever discharge the Company and its current and former subsidiaries and affiliates and each of their respective current and former officers, employees, directors, shareholders and agents (“Company Parties”) from any and all claims, actions, causes of action, rights, judgments, fees and costs (including attorneys’ fees), obligations, damages, demands, accountings or liabilities of whatever kind or character (collectively, “Claims”), including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the ________ Parties may have, or in the future may possess, arising out of any aspect of ________’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof; provided, however, that ________ does not release, discharge or waive (i) any rights to payments and benefits provided under the Agreement, (ii) any right ________ may have to enforce this Release or the Agreement, (iii) ________’s eligibility for indemnification in accordance with the Company’s certificate of incorporation, bylaws or other corporate governance document, any applicable insurance policy or any contract or provision to which ________ is a party or as to which ________ otherwise is entitled to indemnification benefits, with respect to any liability she incurred or might incur as an employee, officer or director of the Company, (iv) any claims for accrued, vested benefits under any employee benefit or pension plan of the Company Parties subject to the terms and conditions of such plan and applicable law including, without limitation, any such claims under COBRA or the Employee Retirement Income Security Act of 1974, or (v) any rights under or in respect of the Agreement for Grant of Non-Qualified Stock Options between ________ and the Company, dated as of _____ 201_ (the “Non-Qualified Option Agreement”), the Agreement for Grant of Incentive Stock Option Pursuant to 2007 Performance Incentive Plan between ________ and the Company, dated as of _____ 201_ (the “Incentive Option Agreement” and together with the Non-Qualified Option Agreement, the “Equity Agreements”) or any written agreements that may be executed by the parties after the date of the Equity Agreements (collectively, the “Applicable Agreements”).

(b) Executive’s Specific Release of ADEA Claims. In further consideration of the payments and benefits provided to ________ under the Agreement, ________ on behalf of him/herself and the other ________ Parties hereby unconditionally release and forever discharge the Company Parties from any and all Claims that the ________ Parties may have as of the date ________ signs this Release arising under the Federal Age Discrimination in Employment Act of 1967, as amended, and the applicable rules and regulations promulgated thereunder (“ADEA”). By signing this Release, ________ hereby acknowledges and confirms the following: (i) ________ was advised by the Company in connection with his/her termination to consult with an attorney of his/her choice prior to signing this Release and to have such attorney explain to him/her the terms of this Release, including, without limitation, the terms relating to his/her release of claims arising under ADEA, and ________ has in fact consulted with an attorney; (ii) ________ was given a period of not fewer than twenty-one (21) days to consider the terms of this Release and to consult with an attorney of his/her choosing with respect thereto; and (iii) ________ knowingly and voluntarily accepts the terms of this Release. ________ also understands that s/he has seven (7) days following the date on which s/he signs this Release within which to revoke the release contained in this paragraph, by providing the Company a written notice of his/her revocation of the release and waiver contained in this paragraph.

(c)  Company’s Release of Executive. The Company for itself and on behalf of the Company Parties hereby irrevocably and unconditionally release and forever discharge the ________ Parties from any and all Claims, including, without limitation, any Claims based upon contract, tort, or under any federal, state, local or foreign law, that the Company Parties may have, or in the future may possess, arising out of any aspect of ________’s employment relationship with and service as an employee, officer, director or agent of the Company, or the termination of such relationship or service, that occurred, existed or arose on or prior to the date hereof, excepting (i) any Claim which would constitute or result from conduct by ________ that constituted the basis for termination for Cause under the Agreement or could be a crime of any kind, or (ii) rights arising under or in respect of the Equity Agreements. Anything to the contrary notwithstanding in this Release, nothing herein shall release ________ or any other ________ Party from any Claims based on any right the Company may have to enforce this Release or the Agreement or any of the Applicable Agreements.

(d)  No Assignment. The parties represent and warrant that they have not assigned any of the Claims being released under this Release.

2.             Proceedings. Neither ________ nor the Company have filed any complaint, charge, claim or proceeding against the other party before any local, state or federal agency, court or other body relating to ________’s employment or the termination thereof (each, individually, a “Proceeding”).

3.             Remedies.

(a)  In the event ________ initiates or voluntarily participates in any Proceeding involving any of the matters waived or released in this Release, or if she fails to abide by any of the terms of this Release, or if s/he revokes the ADEA release contained in Paragraph 1(b) of this Release within the seven (7)-day period provided under Paragraph 1(b), the Company may, in addition to any other remedies it may have, reclaim any amounts paid to him/her, and terminate any benefits or payments that are due pursuant to the termination provisions of the Agreement, without waiving the release granted herein. In addition, in the event that ________ has failed to comply with Section 3 of the Agreement or with Sections 11 and/or 12 of either or both of the equity Agreements (other than as a result of an unintentional and immaterial disclosure of confidential information), the Company may, in addition to any other remedies it may have, to the extent permitted in the Agreement and the Equity Agreements reclaim any amounts paid to her pursuant to the Agreement or the Equity Agreements, without waiving the release granted herein. ________ acknowledges and agrees that the remedy at law available to the Company for breach of any of his/her post-termination obligations under the Agreement or any of the Applicable Agreements or his/her obligations hereunder or thereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, ________ acknowledges, consents and agrees that, in addition to any other rights or remedies that the Company may have at law or in equity, the Company shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining ________ from breaching his/her post-termination obligations under the Agreement or any of the Applicable Agreements or her obligations hereunder or thereunder. Such injunctive relief in any court shall be available to the Company, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(b)  ________ understands that by entering into this Release s/he will be limiting the availability of certain remedies that s/he may have against the Company and limiting also his/her ability to pursue certain claims against the Company.

(c)  The Company acknowledges and agrees that the remedy at law available to ________ for breach of any of its post-termination obligations under the Agreement or any of the Applicable Agreements or its obligations hereunder or thereunder would be inadequate and that damages flowing from such a breach may not readily be susceptible to being measured in monetary terms. Accordingly, the Company acknowledges, consents and agrees that, in addition to any other rights or remedies that ________ may have at law or in equity, ________ shall be entitled to seek a temporary restraining order or a preliminary or permanent injunction, or both, without bond or other security, restraining the Company from breaching its post-termination obligations under the Agreement or any of the Applicable Agreements or its obligations hereunder or thereunder. Such injunctive relief in any court shall be available to ________, in lieu of, or prior to or pending determination in, any arbitration proceeding.

(d)  The Company understands that by entering into this Release it will be limiting the availability of certain remedies that it may have against ________ and limiting also its ability to pursue certain claims against ________.

4.             Severability Clause. In the event any provision or part of this Release is found to be invalid or unenforceable, only that particular provision or part so found, and not the entire Release, will be inoperative.

5.             Nonadmission. Nothing contained in this Release will be deemed or construed as an admission of wrongdoing or liability on the part of the Company or ________.

6.             Governing Law. All matters affecting this Release, including the validity thereof, are to be governed by, and interpreted and construed in accordance with, the laws of the New York applicable to contracts executed in and to be performed in that State.

7.             Notices. All notices or communications hereunder shall be made in accordance with Section 4 of the Agreement.

________ ACKNOWLEDGES THAT S/HE HAS READ THIS RELEASE AND THAT SHE FULLY KNOWS, UNDERSTANDS AND APPRECIATES ITS CONTENTS, AND THAT SHE HEREBY EXECUTES THE SAME AND MAKES THIS RELEASE AND THE RELEASE AND AGREEMENTS PROVIDED FOR HEREIN VOLUNTARILY AND OF HER OWN FREE WILL.

IN WITNESS WHEREOF, the parties have executed this Release as of _______________.

____________

THESTREET, INC.

By:
Name:
Title:

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